UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2016

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut		06810
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 12, 2016, FuelCell Energy, Inc. (referred to herein as “FuelCell” or the “Company”) completed its previously announced sale of common stock and warrants. By final agreement, the Company and the institutional investor (the “investor”) agreed that the transaction would be for the equivalent of 6,400,000 shares of common stock at a per share purchase price of $5.83, the closing bid price of the common stock on July 6, 2016, and Series A warrants to purchase 7,680,000 shares of common stock, in a registered direct offering for gross proceeds of approximately $37.3 million. Net proceeds, after deducting the placement agent fees and other estimated expenses, were approximately $34.7 million. If the investor chooses to execute the Series A warrants at a future date, the Company will receive additional proceeds at that time. The Company intends to use the proceeds from this offering to support project financing, working capital, and for general corporate purposes.

The transaction consisted of 1,474,000 shares of common stock, 7,680,000 Series A Warrants and 4,926,000 prefunded Series B Warrants. The Series A warrants have an exercise price of $5.83 per share and are initially exercisable beginning on the date that is six months and one day after the issue date and will expire on the fifth anniversary of the initial exercisability date. The Series B warrants are fully pre-funded warrants and are immediately exercisable. The Series B warrants have an exercise price of $0.0001 per share and will expire on the fifth anniversary of the issue date. The pre-funded Series B warrants were offered to the investor, whose purchase of shares of common stock in this offering would otherwise result in the investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% of FuelCell’s outstanding common stock following the consummation of this offering. In lieu of the shares of common stock that would result in ownership in excess of 4.99%, the investor purchased the Series B warrants on the closing date of this offering. Such Series B warrants grant the investor the right to acquire additional shares of FuelCell common stock at a point in time of its choosing within five years of the issue date of the Series B warrants.

The common stock and warrants were offered and sold pursuant to a prospectus dated March 11, 2015 and a prospectus supplement dated July 7, 2016, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-201427) declared effective by the Securities and Exchange Commission on March 11, 2015. On July 8, 2016, the Company and the investor in this transaction entered into Amendment No. 1 to that certain Securities Purchase Agreement, dated July 6, 2016 between the Company and the investor.

J.P. Morgan Securities LLC was the Placement Agent for this registered direct offering by the Company.

This report on Form 8-K is being filed in part for the purpose of incorporating Exhibit 10.5 by reference into the shelf registration statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.5	Amendment No. 1 to the Securities Purchase Agreement, made as of July 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: July 12, 2016	By:	/s/ Michael Bishop

Michael Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.5	Amendment No. 1 to the Securities Purchase Agreement, made as of July 8, 2016